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                                                                    EXHIBIT 99.1

CONTACT:
Martin J. Merritt
Vice President - Finance
RenaissanceRe Holdings Ltd.
(441) 299-7230

                              FOR IMMEDIATE RELEASE

              RENAISSANCERE TO FORM DAVINCI RE, NEW GLOBAL PROPERTY
              -----------------------------------------------------
                              CATASTROPHE REINSURER
                              ---------------------

Pembroke, Bermuda, October 9, 2001 -- RenaissanceRe Holdings Ltd. announced today it plans to form a new Bermuda-based property catastrophe reinsurer, DaVinci Reinsurance Ltd. DaVinci Re is expected to be initially capitalized with $500 million, and could be expanded depending upon catastrophe reinsurance capacity demands.

Initial investors in DaVinci Re are anticipated to include: State Farm Mutual Automobile Insurance Company, with a $200 million capital contribution; RenaissanceRe, targeting a $100 million capital contribution; and other investors. James N. Stanard, Chairman, President and Chief Executive Officer of RenaissanceRe Holdings Ltd., said today "We are extremely pleased to be partnering with State Farm on this second venture. DaVinci Re will offer side-by-side participation with RenaissanceRe quotes, similar to the continuing arrangement with OPCat. In conjunction with the OPCat and DaVinci Re managed ventures, RenaissanceRe will offer capacity of $200 million per program from three strong reinsurers with over $2 billion in total capital. DaVinci Re further strengthens the position of RenaissanceRe as the world's leading provider of property catastrophe reinsurance."

Like OPCat, DaVinci Re will be managed by Renaissance Underwriting Managers, Ltd., a wholly-owned subsidiary of RenaissanceRe Holdings Ltd. Renaissance Underwriting Managers also manages Top Layer Re, another joint venture with State Farm, which has $4 Billion in capacity available for high-layer reinsurance and retrocessional coverage.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company's principal product is property catastrophe reinsurance.

Cautionary Statement under "Safe Harbor," Provision of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company's future business prospects. These statements may be considered "forward-looking." These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future operations results, please refer to RenaissanceRe Holdings Ltd.'s filings with the Securities and Exchange Commission including its annual report on Form 10-K



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for the year ended December 31, 2000 and Form 10-Q for the quarters ended March
31, 2001 and June 30, 2001 and its current reports on Form 8-K filed in 2001.

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